Exhibit 5.1

February 1, 2006
SGX Pharmaceuticals, Inc.
10505 Roselle Street
San Diego, CA 92121
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by SGX Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 2,572,554 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 1,123,127 shares (the “2000 Plan Shares”) reserved for issuance pursuant to the Company’s 2000 Equity Incentive Plan (the “2000 Plan”), (ii) 999,427 shares (the “2005 EIP Shares”) reserved for issuance pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 EIP”), (iii) 75,000 shares (the “NEDSOP Shares”) reserved for issuance pursuant to the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “NEDSOP”), and (iv) 375,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2005 Employee Stock Purchase Plan (the “ESPP”, and collectively with the 2000 Plan, the 2005 EIP, and the NEDSOP, the “Plans”).
In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and its forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of the Company’s initial public offering, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2000 Plan Shares, when sold and issued in accordance with the 2000 Plan, the 2005 EIP Shares when sold and issued in accordance with the 2005 EIP, the NEDSOP Shares, when sold and issued in accordance with the NEDSOP, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
Cooley Godward llp
By:          /s/ Frederick T. Muto
               Frederick T. Muto